Exhibit 10.1
ACACIA RESEARCH CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:	[ ] (the “Grantee”)
Total Number of Restricted Stock Units Granted:	[ ]
Grant Date:	[ ]

Acacia Research Corporation (the “Company”) has on the Grant Date specified above (the “Grant Date”) granted to the Grantee, pursuant to the Company’s 2016 Stock Incentive Plan (the “Plan”), an award (the “Award”) to receive that number of restricted stock units (the “Restricted Stock Units”) indicated above. Each Restricted Stock Unit represents the right to receive one share of the Company’s Common Stock (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Restricted Stock Unit Award Agreement (this “Agreement”) and the Plan. Any terms not defined herein shall have the meaning set forth in the Plan. The Restricted Stock Units are being granted to Grantee in order to provide an incentive for Grantee to provide services to the Company and to devote Grantee’s best efforts towards its growth and success, and Grantee shall not be required to pay any purchase price or other consideration upon conversion of any Restricted Stock Units into shares of the Common Stock.
1.Definitions. As used herein, the following definitions shall apply:
(a)“Cause” has the meaning set forth in any written employment agreement between the Company (or any of its Subsidiaries) and Grantee, and if Grantee is not party to such agreement or such agreement does not define “Cause,” if Grantee is a participant in the Company’s Amended and Restated Executive Severance Policy, “Cause” has the meaning set forth therein, and if Grantee is not a participant in the Company’s Amended and Restated Executive Severance Policy, “Cause” has the meaning set forth in the Plan.
(b)“Change in Control” has the meaning provided on Exhibit A. For the avoidance of doubt, “Change in Control” and “Hostile Take-Over,” each as defined in the Plan, shall not apply to this Agreement.
(c)“Change in Control Period” means the period beginning on the date of a Change in Control and ending on the twelve (12)-month anniversary thereof.
(d)“Continuous Service” means the absence of any interruption or termination of Service as an Employee of the Company from the Grant Date through the relevant date; provided, however, that Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) a leave of absence for any other purpose that is approved and duly authorized in writing by the Company if the period of such leave does not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or between the Company and a parent or subsidiary thereof, or any successor to such entities. However, notwithstanding anything in the foregoing to the contrary, the Committee shall have complete and absolute discretion to determine whether an employee is in the Continuous Service of the Company at any time.

Exhibit 10.1
(e)“Good Reason” has the meaning set forth in any written employment agreement between the Company (or any of its Subsidiaries) and Grantee, and if Grantee is not party to such agreement or such agreement does not define “Good Reason,” “Good Reason” has the meaning set forth in the Plan.
2.Rights of Grantee with Respect to the Restricted Stock Units.
(a)No Stockholder Rights. Grantee shall have no rights as a stockholder of the Company until shares of Common Stock are actually issued to and held of record by Grantee pursuant to Section 2(b) below. The rights of Grantee with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, in accordance with Section 3 or Section 4 below. Notwithstanding the foregoing, any dividends payable with respect to shares of Common Stock during the period of time that the Restricted Stock Units are outstanding shall accumulate, subject to the same terms and conditions applicable to the Restricted Stock Units, and shall be paid to the Grantee at such time as the Grantee receives shares of Common Stock with respect to the vested Restricted Stock Units pursuant to Section 2(b). For the avoidance of doubt, the right to receive payment of such dividends shall be forfeited to the extent that the Restricted Stock Units do not vest, are forfeited or are otherwise cancelled pursuant to this Agreement.
(b)Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Grantee prior to the date on which the Restricted Stock Units vest, in accordance with Section 3 or Section 4 below. As soon as practicable following the vesting of any Restricted Stock Units pursuant to Section 3 or Section 4 below, but in any event not later than thirty (30) days following the date on which the Restricted Stock Units vest, for each vested Restricted Stock Unit, subject to the tax withholding provisions of Section 7 below, the Company will deliver one unrestricted, fully transferable share of Common Stock registered in Grantee’s name in payment of each such vested whole Restricted Stock Unit subject to the terms and provisions of this Agreement and the Plan. The delivery of the shares of Common Stock shall be in complete satisfaction of such vested Restricted Stock Units.
3.Vesting. Subject to the Grantee’s Continuous Service through the applicable vesting date and except as set forth in Section 4 below, one-third (1/3) of the Restricted Stock Units granted hereunder, rounded down to the nearest whole share (with any fractional shares being applied to future Vesting Dates until a whole share is reached), shall vest upon each of the first, second and third anniversaries of the Grant Date (each such date a portion of the Restricted Stock Units become vested, a “Vesting Date”). Except as provided in this Agreement or as otherwise provided by the Plan Administrator, if Grantee ceases to provide Continuous Service prior to any Vesting Date, Grantee’s rights to any Restricted Stock Units that have not vested prior to or in connection with such termination of Continuous Service shall be immediately and irrevocably forfeited.
4.Change in Control.
(a)Notwithstanding anything to the contrary in this Agreement or the Plan, in the event of a Change in Control, if the Restricted Stock Units are not Assumed (as defined in Section 4(b) below), any unvested Restricted Stock Units shall become vested immediately prior to the Change in Control.
(b)In the event of a Change in Control in which the Restricted Stock Units are continued or assumed, or substituted or replaced with an award of the acquiror or surviving entity in such Change in Control, in each case, with respect to the same form and amount of cash, shares or other consideration per share of Common Stock as is received by the shareholders of the Company (other than any Person who beneficially owns 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities immediately prior to the Change in Control) and with equivalent terms and value as the Restricted Stock Units (“Assumed”), the Restricted Stock Units shall remain subject to the terms and conditions of this Agreement, provided that, notwithstanding Section 3 above, if during the Change in Control Period Grantee ceases to provide Continuous Service as a result of (i) the termination of Grantee’s employment by the Company or any successor entity without Cause or (ii) the Grantee’s termination of Grantee’s employment with Good Reason, any unvested Restricted Stock Units

Exhibit 10.1
shall become vested immediately upon such termination. The provisions of the Plan with respect to the accelerated vesting of Restricted Stock Units upon a Participant’s voluntary termination after the twelfth (12th) month, but no later than the thirteenth (13th) month, following a Change in Control or Hostile Take-over (Article Four, Section 2 of the Plan) do not apply to the Restricted Stock Units and any unvested Restricted Stock Units will be forfeited on a voluntary termination.
5.Restriction on Transfer. The Restricted Stock Units and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or otherwise transferred or encumbered by Grantee, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition, transfer or encumbrance shall be void and unenforceable against the Company.
6.Adjustments to Restricted Stock Units. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then Grantee shall be entitled to new or additional or different shares of stock or securities, in order to preserve, as nearly as practical, but not to increase, the benefits of Grantee under the Award. Such new, additional or different shares shall be deemed “Common Stock” for purposes of this Award and subject to all of the terms and conditions hereof. Notwithstanding anything in this Award to the contrary (a) any such adjustments made to Restricted Stock Units that are considered “deferred compensation” within the meaning of Section 409A of the of the Code shall be made in compliance with the requirements of Section 409A of the Code; (b) any such adjustments made to Restricted Stock Units that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment the Restricted Stock Units either (i) continue not to be subject to Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code; and (c) in any event, the Company shall not have the authority to make any adjustments to the extent the existence of such authority would cause Restricted Stock Units that are not intended to be subject to Section 409A of the Code at the time of grant to be subject thereto.
7.Income Tax Matters.
(a)In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Grantee, are withheld or collected from Grantee.
(b)The Company shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Company may reasonably be obligated to withhold with respect to the grant, vesting, or other event with respect to the Restricted Stock Units. At the option of the Plan Administrator, the Company may withhold from compensation payable to Grantee to satisfy the minimum amount of any such withholding obligations that arise with respect to the vesting of such Restricted Stock Units. Alternatively, the Plan Administrator may require the Grantee to make cash payments to the Company for the minimum amount of any such withholding obligations.
8.Compliance with Laws. The Award and the offer, issuance and delivery of securities under this Agreement are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. For the avoidance of doubt, the Company shall not be obligated to issue or deliver any shares of Common Stock if counsel to the Company determines that such issuance or delivery would violate any such applicable law, rule or regulation. Grantee will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company will cause such action to be taken, and such filings to be made, so that the grant

Exhibit 10.1
hereunder shall comply with the rules of the principal stock exchange on which shares of the Company’s Common Stock are then listed for trading.
9. 409A Compliance. To the extent applicable, it is intended that this Agreement be exempt from or comply with the provisions of Section 409A (“Section 409A”) of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).
10.Recoupment. The Restricted Stock Units and any payments made pursuant to this Agreement shall be subject to the provisions of any clawback or recoupment policy that may be adopted by the Company from time to time.
11.Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied.
12.Unfunded Awards. The Restricted Stock Units granted under this Agreement are unfunded and unsecured obligations and rights to provide or receive compensation in accordance with the provisions hereof, and to the extent that Participant acquires a right to receive compensation from the Company or a Subsidiary pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or such Subsidiary. No action contemplated by Section 2(b) above nor any action taken pursuant to or in accordance with such Section 2(b) shall be construed to create a trust of any kind.
13.Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.
14.Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and effective (i) when delivered by hand, (ii) when otherwise delivered against receipt therefor, or (iii) three (3) business days after being mailed if sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be addressed to the parties as follows or at such other address as a party may designate by notice given to the other party in the manner set forth herein:
(a)if to the Company:
Acacia Research Corporation
767 Third Avenue
6th Floor, Suite 601
New York, NY 10017
Attention: Chief Administrative Officer
with a copy to General Counsel
(b)if to Grantee, at the address shown on the signature page of this Agreement.
15.Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance.
16.Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

Exhibit 10.1
17.Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
18.Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto. Notwithstanding the foregoing, amendments made pursuant to Section 9 hereof may be effectuated solely by the Company.
19.Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
20.Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement and any party hereto may execute this Agreement by signing any such counterpart. This Agreement shall be binding upon Grantee and the Company at such time as the Agreement, in counterpart or otherwise, is executed by Grantee and the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first above written.

THE COMPANY: ACACIA RESEARCH CORPORATION By: __________________________ Name: [_______] Title: [_______]

GRANTEE: Name
Address:

EXHIBIT A

A “Change in Control” means the occurrence of any of the following:
(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of clause (i) of the definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) of this definition;
(ii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its affiliates, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iii) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
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